Exhibit 99
THE DOLAN COMPANY REPORTS SECOND QUARTER RESULTS
•	Second quarter revenues decreased 12.3% year-over-year to $69.4 million

•	Net income attributable to The Dolan Company was $2.6 million, or $0.09 per diluted share

•	Cash earnings were $5.9 million, or $0.19 per diluted share (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $12.9 million (See “Non-GAAP Financial Measures” below)

•	Company revises guidance for 2011 to reflect current foreclosure environment and the ACT acquisition
MINNEAPOLIS, MN — August 2, 2011 — The Dolan Company (NYSE: DM), a leading provider of professional processing services as well as business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months ended June 30, 2011.
“The second quarter remained challenging as we continue to experience a slowdown in our foreclosure processing business. Regulatory scrutiny and negotiated process change have caused mortgage servicers to slow down foreclosure referrals while they review their internal procedures,” said James P. Dolan, chairman, chief executive officer and president. He said the slowdown in default referrals directly affected The Dolan Company’s Professional Services Division and also affected its Business Information Division, where default-related public notices have been an important revenue source.
“Although this process has dragged on longer than we had hoped, we believe it is a temporary slowdown,” Dolan said. “There continues to be an enormous backlog of pending and future foreclosures, and we believe the mortgage servicers are moving steadily towards amended procedures that will allow an increased pace of referrals into foreclosures.
“Meanwhile, our corporate rebalancing efforts are on track with the important addition of ACT Litigation Services to our DiscoverReady e-discovery platform. ACT is a superb fit and extends our e-discovery business into several significant areas of technology and process development, giving us a more powerful combination of processing services to offer our growing client list,” Dolan said.

“In the second quarter, revenues at our National Default Exchange, or NDeX, declined by almost 18% year-over-year. Despite the slower market, we believe we held our market share in most of our more mature states and we continued to see market share gains in some of our newer states such as Florida and Georgia. We have taken steps to reduce our cost structure and become more efficient, and we will reduce our cost structure further as we strive to recapture our margins, even on temporarily lower industry-wide volumes,” said Dolan.
“Although DiscoverReady, our electronic discovery business, showed a modest revenue decline this quarter, we attribute it in part to a challenging comparison. A year ago DiscoverReady had a couple of extremely large legal matters that allowed it to have its best quarter ever. However, DiscoverReady’s revenues are up more than 20% sequentially from the first quarter of this year and we continue to see strong growth from new clients. With the addition of ACT, we are even more excited about the growth opportunities for this business and we are making good progress in diversifying DiscoverReady’s customer mix. The path to our initial goal of building our e-discovery subsidiary into a $100 million business has now become much clearer,” Dolan said.
“Within our Business Information Division, margins were reduced by the decline in higher-margin public notice revenues related to mortgage defaults. We are in the process of reorganizing and centralizing some parts of the division to reduce costs and improve margins in the future. Our new initiatives in the division are on plan and we continue to be optimistic about DataStream’s growth opportunities as well as the newly launched Legislative Information Services of America,” Dolan said.
“Previously we were cautious about the second quarter given the foreclosure industry backdrop that exists. We remain cautious as we think about our foreclosure processing business, given the regulatory activities and other industry factors, but we continue to believe this is a matter of revenue timing. A very large amount of foreclosure work remains to come, years worth of work, and we are positioned to handle very large volumes when our law firm affiliates and their servicer clients are ready to refer the mortgage default files,” Dolan said.
Full Year 2011 Guidance
Based on second quarter results, the addition of ACT, which is accretive to cash earnings immediately, and the outlook for the remainder of 2011, the company is revising its full-year financial guidance as follows:

2011 Financial Guidance
(dollars in millions, except per share numbers)
Total revenues	$297 - $305
Adjusted EBITDA	$61 - $67
Cash earnings per diluted share	$0.90 - $1.04

This guidance presumes the following: 1) no significant improvement in foreclosure volumes for the remainder of the year; 2) operating expenses as a percent of total revenues are 90.5% to 91.8%; 3) non-controlling interest payments are $1.0 to $1.2 million; 4) interest expense is $6.3 to $6.4 million; 5) cash distributions to holders of non-controlling interest are $1.0 to $1.2 million; 6) the tax rate is 38% to 39%; and 7) fully diluted shares outstanding of 30.3 to 30.6 million.
Although this guidance includes the anticipated effect of the ACT acquisition, it excludes the effect of any other businesses that may be acquired for the remainder of 2011. It also assumes that there will be no additional material effect on results of operations from current or future foreclosure-related government legislation, programs or investigations, or from lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in “Regulatory Environment” and “Risk Factors” in the company’s annual report on Form 10-K for year ended December 31, 2010.
No guidance for Net income attributable to The Dolan Company per diluted share (a GAAP financial measure) is included in this release. This is because, with last week’s purchase of the assets of ACT Litigation Services, Inc., the company is still working to calculate the amortization expense on the intangible assets acquired from ACT and the fair value adjustment of the contingent consideration, and therefore it cannot provide an accurate estimate of this measure at this time.
Second Quarter 2011
Financial results for the three months ended June 30, 2011, and 2010 are as follows:

	Three Months	Three Months
	Ended	Ended
	June 30, 2011	June 30, 2010	Year-over-Year
Dollars in thousands, except per share data	(unaudited)	(unaudited)	% Change
Total revenues	$69,439	$79,209	(12.3)%
Professional Services Division revenues	48,416	56,454	(14.2)%
Business Information Division revenues	21,023	22,755	(7.6)%
Operating income	5,581	16,473	(66.1)%
Net income attributable to The Dolan Company	2,572	8,632	(70.2)%
Adjusted EBITDA *	12,906	24,155	(46.6)%
Net income attributable to The Dolan Company per diluted share	$0.09	$0.29	(69.0)%
Cash earnings *	5,884	11,816	(50.2)%
Cash earnings per diluted share *	$0.19	$0.39	(51.3)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why the company believes these are important measures of performance.
Professional Services Division Results
The Professional Services Division provides specialized processing services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management, including document review and data management services, to major corporations and law firms.

Division revenues for the second quarter were $48.4 million, a decline of 14.2% from $56.5 million in the second quarter of 2010. The decline was primarily the result of lower NDeX file volume.
NDeX received 80,800 mortgage default files for processing during the second quarter and generated $32.7 million in revenues. This compares to 86,600 files received for processing and $39.7 million in revenues in the second quarter of 2010. NDeX saw increased file growth in its newer markets, particularly Florida, but experienced a decline in its more mature markets. Although the total number of mortgage default files received decreased by only 6.8% in the quarter compared to the second quarter of 2010, a subset of that, the number foreclosure files, was down more than 20%. This was offset in part by a greater number of transfer, foreclosure restart, and mediation files. Since the processing of foreclosure files has a higher fee and margin, the change in file mix had an adverse impact on NDeX’s second quarter margins.
Litigation Support contributed $15.7 million in revenues during the second quarter of 2011, a decrease of 6.1% from the second quarter of 2010. The decrease is the result of a very strong quarter a year ago at DiscoverReady. By comparison, this segment is up more than 20% sequentially over the preceding quarter. Significant growth at new and existing clients helped offset record revenues from DiscoverReady’s two largest traditional clients last year.
Direct operating expenses within the Professional Services Division decreased 3.9% to $22.9 million during the second quarter of 2011, from $23.9 million for the same period in 2010. Even with lower file volume at NDeX, processing costs increased at some locations as a result of additional tasks and procedural changes required by the customers of NDeX’s law firm affiliates, requiring additional processing work. NDeX continues to focus on reducing costs and increasing efficiencies to offset volume declines. Selling, general and administrative expenses increased 9.4% on a year-over-year basis to $15.2 million. The increases were largely the result of investments made in DiscoverReady as well as NDeX’s Florida operations. Total Professional Services Division operating expenses as a percentage of division revenues increased to 87.9% for the quarter, from 76.3% in the second quarter of 2010. The increase is the result of negative operating leverage due to the revenue declines at NDeX as well as investments made in DiscoverReady.
Business Information Division Results
The Business Information Division publishes print and electronic business journals, court and commercial media and other highly focused information products and services, operates Web sites and produces events for targeted professional audiences in 21 geographic markets across the United States.

Business Information Division revenues for the second quarter of 2011 were $21.0 million, a 7.6% decrease from $22.8 million in the second quarter of 2010. The addition of DataStream in December 2010 and Federal News Service in August 2010 helped offset significant weakness in public notice advertising. The company believes that a majority of the weakness in public notice is related to temporary delays from large mortgage servicers that are deferring foreclosures as previously described.
Total operating expenses within the Business Information Division rose 6.1% to $19.4 million from the second quarter of 2010, due primarily to the additional operating costs associated with the acquisitions of DataStream and Federal News Service. However, total operating expenses from pre-existing business decreased $1.4 million on a year-over-year basis. For the second quarter of 2011, direct operating expenses increased 9.8% to $8.4 million while selling, general and administrative expenses for the division were flat year-over-year at $9.4 million.
Balance Sheet and Liquidity
As of June 30, 2011, the company held $3.3 million of cash and cash equivalents, compared to $4.9 million at the end of 2010. During the second quarter of 2011, the company generated $6.2 million of cash from operating activities and $4.6 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures. Quarterly capital expenditures were $1.7 million. Days sales outstanding were 91.3 days for the second quarter of 2011, which was up from 75.7 days in the second quarter of last year. DSO increased primarily from a slowdown of payments received from NDeX law firm customers as they experience delays in the foreclosure process and taking files to sale.
Total debt outstanding at the end of the second quarter was $134.0 million, of which $47.5 million was under a term loan facility. Net debt was $130.7 million, down $6.8 million from the second quarter of last year. The combined weighted-average interest rate on the company’s credit facilities was 2.8%. The leverage ratio at the end of the quarter was 1.8 times total debt to trailing twelve month pro forma adjusted EBITDA, up from 1.5 times as of December 31, 2010. The leverage ratio remained well below the maximum of 3.0 times allowed in the senior debt covenants.
Subsequent to the end of the second quarter, the company borrowed $60.0 million under its revolving credit facility to fund the closing payments in connection with the acquisition of ACT Litigation Services. After giving effect to this borrowing, the company had $142.0 million outstanding on its revolving credit facility and total debt of $193.1 million.
Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:
•
Adjusted EBITDA, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: net interest expense resulting from the company’s net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable; non-controlling interest; and distributions paid to holders of non-controlling interest;

•
Cash earnings, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.
The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that the company’s calculations of adjusted EBITDA, cash earnings, cash earnings per diluted share, and free cash flow may not be comparable to the calculations of such measures by other companies.
The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	Three Months Ended
	June 30,
	2011	2010
Net income attributable to The Dolan Company	$2,572	$8,632

Interest expense, net	1,365	1,312
Income tax expense	1,870	5,673
Amortization of intangibles	4,359	3,973
Depreciation expense	1,803	2,723
Amortization of Detroit Legal News Publishing intangible	377	377
Non-cash compensation expense	1,195	752
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	29	294
Non-recurring income	(394)	—
Non-controlling interest	168	856
Cash distribution to holders of non-controlling interest	(438)	(437)

Adjusted EBITDA	$12,906	$24,155

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended
	June 30,
	2011	2010
Net income attributable to The Dolan Company	$2,572	$8,632

Non-cash interest income related to the change in fair value of interest rate swaps	—	(302)
Non-cash compensation expense	1,195	752
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	29	294
Amortization of intangibles	4,359	3,973
Amortization of Detroit Legal News Publishing intangible	377	377
Non-recurring income	(394)	—
Adjustment to income tax expense related to reconciling items at effective tax rate	(2,254)	(1,910)

Cash earnings	$5,884	$11,816

Net income attributable to The Dolan Company per diluted share (GAAP)	$0.09	$0.29
Change in redeemable non-controlling interest	0.05	0.04

Net income attributable to The Dolan Company common stockholders per diluted share (GAAP)	$0.14	$0.33

Cash earnings per diluted share	$0.19	$0.39

Weighted average diluted shares outstanding	30,210,792	30,240,004
Conference Call
The company has scheduled a conference call for August 2, 2011, at 8:30 a.m. U.S. Eastern Daylight Time (7:30 a.m. U.S. Central Daylight Time). The dial-in number is (888) 517-2513, passcode 9144216#. The call will be hosted by James P. Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the second quarter conference call will be available through the investor relations section of the company Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company Web site for a period of 21 days after the call.

Statement Regarding Forward Looking Information
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts are forward-looking statements. Such forward-looking statements include statements related to the company’s “guidance” as well as statements using words such as “anticipate,” “expect,” “believe,” “continue,” “to come,” “will,” “may,” “estimate,” “assume,” “pursue,” “outlook” and similar expressions. Forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: our businesses operate in highly competitive markets and depend on the economies and demographics of the legal, financial and real estate markets we serve, and changes in those sectors could have an adverse effect on our revenues, cash flows, and profitability; if the number of files referred to us by our mortgage default processing service law firm customers (or loan servicers and mortgage lenders we serve directly for mortgage default files in California) decreases or fails to increase, our operating results and ability to execute our growth strategy could be adversely affected; bills introduced and laws enacted to mitigate foreclosures, voluntary relief programs and voluntary halts or moratoria by servicers or lenders, as well as governmental investigations, enforcement actions, litigation and court orders, may have an adverse effect on our mortgage default processing services and public notice operations; growing our business may place a strain on our management and internal systems, processes and controls, may result in operating inefficiencies, and may negatively impact our operating margins; we intend to continue to pursue acquisition opportunities, which we may not do successfully and which may subject us to considerable business and financial risk or require us to raise additional capital or incur additional indebtedness; we depend on our senior management team and other key leaders of our business segments, and the operation and growth of our business may be negatively impacted if we lose any of their services; revenues of our subsidiary NDeX and our subsidiary DiscoverReady are each very concentrated among a few customers, thus the loss of business from these customers and a failure to attract new customers could adversely affect our operating results; certain key personnel of our subsidiary NDeX, who are also shareholders and principal attorneys of our law firm customers, may at times have interests that differ from or conflict with our interests; and the other risk factors described under “Risk Factors” in Item 1A of our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 11, 2011. We undertake no obligation to update any forward-looking statements in light of new information or future events.
FOR IMMEDIATE RELEASE
Contact Robert J. Evans, Director of Investor Relations
(612) 317-9430
Bob.evans@thedolancompany.com

THE DOLAN COMPANY
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT PER SHARE DATA)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,305	$4,862
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,282 and $1,578 as of June 30, 2011, and December 31, 2010, respectively)	66,493	59,801
Unbilled pass-through costs	5,349	7,140
Prepaid expenses and other current assets	3,770	4,186
Income tax receivable	1,455	4,183

Total current assets	80,372	80,172
Investments	12,898	13,808
Property and equipment, net	17,532	17,333
Finite-life intangible assets, net	186,063	195,959
Indefinite-lived intangible assets	226,418	225,373
Other assets	2,816	3,143

Total assets	$526,099	$535,788

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$8,992	$7,578
Accounts payable	15,232	15,589
Accrued pass-through liabilities	11,325	18,271
Accrued compensation	8,332	5,409
Accrued liabilities	4,610	5,537
Due to sellers of acquired businesses	5,630	3,943
Deferred revenue	20,692	21,689

Total current liabilities	74,813	78,016
Long-term debt, less current portion	125,052	131,568
Deferred income taxes	9,338	7,794
Other liabilities	11,723	12,972

Total liabilities	220,926	230,350

Redeemable noncontrolling interest	17,528	26,580

Commitments and contingencies
Stockholders’ equity
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,577,445 and 30,511,408 shares as of June 30, 2011, and December 31, 2010, respectively	30	30
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,346)	(1,298)
Additional paid-in capital	288,936	286,148
Retained earnings (accumulated deficit)	25	(6,022)

Total stockholders’ equity	287,645	278,858

Total liabilities and stockholders’ equity	$526,099	$535,788

The Dolan Company
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues
Professional Services	$48,416	$56,454	$100,372	$112,480
Business Information	21,023	22,755	41,615	43,707

Total revenues	69,439	79,209	141,987	156,187

Operating expenses
Direct operating: Professional Services	22,936	23,861	46,438	46,051
Direct operating: Business Information	8,373	7,624	16,711	14,540
Selling, general and administrative	26,828	25,639	54,602	50,827
Amortization	4,359	3,973	8,882	7,966
Depreciation	1,803	2,723	3,737	5,459

Total operating expenses	64,299	63,820	130,370	124,843
Equity in earnings of affiliates	441	1,084	1,189	2,512

Operating income	5,581	16,473	12,806	33,856

Non-operating income (expense)
Interest expense, net of interest income	(1,365)	(1,614)	(2,973)	(3,350)
Non-cash interest income related to interest rate swaps	—	302	286	665
Other income	394	—	394	—

Total non-operating expense	(971)	(1,312)	(2,293)	(2,685)

Income before income taxes	4,610	15,161	10,513	31,171
Income tax expense	(1,870)	(5,673)	(4,079)	(11,663)

Net income	2,740	9,488	6,434	19,508
Less: Net income attributable to redeemable noncontrolling interests	(168)	(856)	(387)	(1,719)

Net income attributable to The Dolan Company	$2,572	$8,632	$6,047	$17,789

Earnings per share — basic and diluted:
Net income attributable to The Dolan Company	$0.09	$0.29	$0.20	$0.59
Decrease in redeemable noncontrolling interest in NDeX	0.05	0.04	0.08	0.04

Net income attributable to The Dolan Company common stockholders	$0.14	$0.33	$0.28	$0.63

Weighted average shares outstanding:
Basic	30,107,025	30,136,567	30,117,924	30,121,831
Diluted	30,210,792	30,240,004	30,252,095	30,217,885

The Dolan Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$2,740	$9,488	$6,434	$19,508
Distributions received from The Detroit Legal News Publishing, LLC	700	1,400	2,100	3,500
Distributions paid to holders of noncontrolling interests	(438)	(437)	(474)	(1,061)
Gain on sale of investment	(394)	—	(394)	—
Non-cash operating activities:
Amortization	4,359	3,973	8,882	7,966
Depreciation	1,803	2,723	3,737	5,459
Equity in earnings of affiliates	(441)	(1,084)	(1,189)	(2,512)
Stock-based compensation expense	1,195	752	2,033	1,358
Deferred income taxes	28	—	28	—
Change in value of interest rate swap	—	(296)	(286)	(665)
Amortization of debt issuance costs	98	81	186	164
Non-cash fair value adjustment on earnouts recorded in connection with acquisitions	29	294	358	588
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	(917)	(668)	(4,850)	(2,033)
Prepaid expenses and other current assets	839	180	3,198	55
Other assets	(34)	(18)	—	18
Accounts payable and accrued liabilities	(2,132)	(3,340)	(5,255)	(605)
Deferred revenue and other liabilities	(1,197)	(2,832)	(692)	(370)

Net cash provided by operating activities	6,238	10,216	13,816	31,370

Cash flows from investing activities
Acquisitions and investments	(4,986)	(115)	(5,071)	(115)
Capital expenditures	(1,664)	(1,442)	(3,911)	(3,326)
Escrow payment received on sale of investment	394	—	394	—

Net cash used in investing activities	(6,256)	(1,557)	(8,588)	(3,441)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	2,500	—	(1,300)	(8,000)
Payments on senior long-term debt	(1,250)	(3,175)	(2,500)	(6,225)
Payments on unsecured notes payable	(603)	(2,268)	(1,193)	(9,576)
Payments for repurchase of common stock	—	—	(1,691)	—
Proceeds from stock option exercises	—	20	—	20
Other	(48)	(50)	(101)	(100)

Net cash provided by (used in) financing activities	599	(5,473)	(6,785)	(23,881)

Net change in cash and cash equivalents	581	3,186	(1,557)	4,048
Cash and cash equivalents at beginning of the period	2,724	3,756	4,862	2,894

Cash and cash equivalents at end of the period	$3,305	$6,942	3,305	6,942